Exhibit 1.1

LEASE

THIS LEASE is made as of this 17th day of November, 2017 (the “Effective Date”) by and between 13901 Leasing Company, LLP, a Wisconsin limited liability partnership, hereinafter referred to as “Landlord”, and EnSync, Inc., hereinafter referred to as “Tenant”.

I.           DEMISE OF LEASED PREMISES

1.          In consideration of the rents hereinafter reserved and of the covenants and agreements hereinafter contained, Landlord does hereby demise and lease unto Tenant, and Tenant does hereby hire and take from Landlord, the premises (the “Leased Premises”) consisting of the following portions of the building located at N88 W13901 Main Street, Menomonee Falls, Wisconsin, legally described on the attached Exhibit A (which building, together with the improvements and Real Estate appurtenant thereto, is hereinafter referred to as the “Building”):

(a)          Approximately 35,800 square feet of manufacturing floor area, 6,800 square feet of office floor area, and 3,950 square feet of mezzanine floor area, for a total of approximately 42,600 square feet of manufacturing and office floor area in the Building identified on Exhibit B attached hereto; and

(b)          The right (subject to the terms hereof) to use in common with the other tenant in the Building and its employees and invitees the common areas, including all parking areas, driveways, sidewalks and other common facilities and areas furnished by Landlord from time to time in the Building or otherwise serving the Building, identified on the site plan attached hereto as Exhibit C (“Common Areas”).

The right to install, maintain, use, repair, and replace pipes, ducts, conduits, wires and structural elements leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the Building are hereby reserved unto Land lord.

2.          Tenant shall make reasonable efforts to cause its employees and invitees to park in the portion of the Common Area parking lot indicated as Tenant’s parking area on Exhibit C.

3.          Tenant shall have exclusive use of the portions of the Common Area designated for Tenant’s loading dock and dumpster location on the attached Exhibit C.

4.          Tenant shall have joint use with the other tenant in the Building of the portions of the Common Area designated as the electrical service equipment shown on Exhibit C (“Electrical Service Equipment”).

II.          TERM OF LEASE

Subject to Tenant’s right to extend the term of this Lease pursuant to Section IV hereof, the term of this Lease shall be for a period commencing on December 15, 2017 (the “Commencement Date”) and ending at 11:59 p.m. on January 31, 2025, unless sooner terminated or extended in accordance with the provisions hereof.

III.         RENTAL

1.          From and after the Commencement Date, Tenant shall pay to Landlord the annual base rent as set forth below (“Base Rent”) payable in advance on or before the first day of each and every calendar month in equal monthly installments:

Period	Annual Base Rent	Monthly Installment
12/15/2017 - 1/31/2018	$0.00	$0.00
2/1/2018 - 1/31/2019	$166,140.00	$13,845.00
2/1/2019 - 1/31/2020	$168,696.00	$14,058.00
2/1/2020 - 1/31/2021	$171,252.00	$14,271.00
2/1/2021 - 1/31/2022	$173,808.00	$14,484.00
2/1/2022 - 1/31/2023	$176,364.00	$14,697.00
2/1/2023 - 1/31/2024	$178,920.00	$14,910.00
2/1/2024 - 1/31/2025	$181,476.00	$15,123.00

2.          The Base Rent and any additional rent shall be paid to Landlord at the address as hereinafter designated for notices to Landlord or at such other place as Landlord may from time to time designate, and all rental and other charges payable under the terms of this Lease shall be paid without offset or deduction by reason of any obligation of Landlord.

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IV.          OPTION TO EXTEND

Provided that Tenant is not in default beyond all applicable notice and cure periods under this Lease at the time of exercise of the option granted below, Tenant shalt have one (1) option to extend the term of this Lease for an additional five (5) year period (the “Extended Term”) commencing immediately upon the expiration of the original term and continuing for a period of five (5) years thereafter. Tenant shalt exercise this option to extend by written notice to Landlord given no less than six (6) months prior to the end of the original term, The option to extend granted herein shall terminate if notice is not timely given, time being of the essence thereto. All references to the “term” in this Lease shall, unless the context shall clearly indicate a different meaning, be deemed to constitute a reference to the original term of this Lease and the Extended Term if this option to extend is exercised. If this option to extend is timely exercised, this Lease shall be extended under the same terms and conditions set forth in the original term, except for the Base Rent, which during the Extended Term shall be as follows:

Period	Annual Base Rent	Monthly Installment
2/1/2025 - 1/31/2026	$185,105.52	$15,425.46
2/1/2026 - 1/31/2027	$188,807.63	$15,733.97
2/1/2027 - 1/31/2028	$192,583.78	$16,048.65
2/1/2028 - 1/31/2029	$196,435.46	$16,369.62
2/1/2029 - 1/31/2030	$200,364.17	$16,697.01

V.           TAXES

1.          From and after the Commencement Date, Tenant agrees to pay as Additional Rent to Landlord its proportionate share of all real property taxes and assessments which may be levied or assessed by any lawful authority for each calendar year or partial calendar year during the term hereof against the Real Estate, Building or other improvements thereon or therein. As used herein and throughout this Lease, “Tenant’s Proportionate Share” means Forty percent (40%). Should any governmental agency or political subdivision impose any tax, assessment or charge, whether or not now customary or within the contemplation of the parties hereto, either by way of substitution for taxes and assessments presently levied and assessed against the real estate as well as the improvements thereon, or in addition thereto, including, but not limited to, any tax, assessment or charge levied, assessed or imposed upon or measured by the rentals payable to Landlord by tenants and occupants of the Building or upon the gross receipts or other income of Landlord derived by Landlord from the Building, such tax, assessment or charge shall be deemed to constitute a tax and/or assessment upon the Real Estate as well as the improvements thereon for the purpose of this section and a proportionate share thereof shall be paid by Tenant. Tenant also agrees to pay Tenant’s Proportionate Share of the costs and expenses paid or incurred by Landlord for professional and other services (including but not limited to fees and expenses of consultants, attorneys, appraisers and experts) in connection with the efforts to secure lowered taxes or to resist increased assessments. Except as otherwise provided herein, real property taxes shall not include Landlord’s personal income tax or any estate tax or inheritance tax.

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2.          Tenant’s Proportionate Share of all such real property taxes and assessments during the term hereof shall be paid in advance in monthly installments on the first day of each calendar month in an amount estimated by Landlord from time to time to provide funds sufficient to pay Tenant’s annual obligation for such taxes and assessments. Within ninety (90) days after the end of each calendar year during the term, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s Proportionate Share of such taxes and assessments for the year in question. Within fifteen (15) days after the rendition of each such statement to Tenant by Landlord, Tenant shall pay to Landlord, or Landlord shall credit to the obligations of Tenant, as the case may be, the difference between the estimated payments actually made by Tenant for the year in question and Tenant’s correct proportionate share of such taxes and assessments for such year, as shown on such statement. For the calendar years in which this Lease commences and terminates, the provisions of this Article shall apply, and Tenant’s liability for its proportionate share of any taxes and assessments for such years shall be subject to a pro rata adjustment based on the number of days of said calendar years during which the term of this Lease is in effect. A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and/or assessments assessed or levied against the property to which such bill relates. From time to time, Landlord shall notify Tenant in writing of the amount of Tenant’s monthly installments due hereunder and adjustments thereto, and Tenant shall make its installment payments accordingly. Landlord’s and Tenant’s obligations under this Article shall survive the expiration of the term of this Lease.

VI.          COMMON AREAS

Tenant and its employees, customers and invitees shall have the reasonable non-exclusive right to use, in common with Landlord and the other tenants and occupants of the Building and their respective employees, customers and invitees and all others to whom Landlord has or may hereafter grant rights to use the same, the public portions of the Common Areas of the Building and Real Estate as shown on Exhibit C and• as may from time to time exist including, but not limited to, any entranceways, vestibules, common hallways, driveways, walks and landscaped areas. Landlord shall have the right to close any or all portions of such Common Areas to such extent as may, in Landlord’s opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein. Tenant shall not cause or allow any storage of materials or equipment outside of the Leased Premises on any of the Common Areas. Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Common Areas, to construct improvements thereto, to create additional rentable areas through use and/or enclosure of Common Areas, to place signs in the Common Areas and on the Building, and to change the nature of the use of any portion of the Building, so long as the foregoing does not interefere with Tenant’s business operations in the Leased Premises.

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VII.         TENANT’S PORTION OF OPERATING COSTS

3.          Tenant shall pay to Landlord as Additional Rent for each calendar year or partial calendar year, such portion of Operating Costs, determined by multiplying the total of Operating Costs by Tenant’s Proportionate Share. As used in this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, leasing, management, maintenance, operation, policing, equipping, lighting, repairing, replacing and maintaining the Building, or any improvements, fixtures and equipment situated on the Building, which Landlord shall pay or become obligated to pay during each year (including appropriate reserves), regardless of when such costs were incurred. Operating Costs shall include, without limitation, the cost of: maintaining and repairing the Building and Common Area; property management fees; legal fees (other than those relating to the ownership or leasing of the Building); janitorial services; cleaning, snow and ice removal; planting, replanting and replacing flowers and landscaping; fees for required licenses and permits; supplies; reasonable depreciation or rental of equipment; line painting, bumpering and resurfacing of parking areas; refuse removal and sanitary control; labor to perform all services, repairs and maintenance; directing parking and to policing the Common Area; salaries, fringe benefits and employment expenses; insurance of every kind and nature (including payment of deductibles); energy; water, sewer and other utilities; Common Area utility costs; Common Area repairs, maintenance and decorating and personal property taxes. Operating Costs shall not include the following: (a) costs of alterations of tenants’ premises, (b) costs of capital improvements, (c) depreciation other than depreciation on Building equipment, (d) interest and principal payments on mortgages, and other debt costs or ground lease payments, (e) the cost of any service furnished to any other tenant of the Building which Landlord does not provide to Tenant hereunder, (f) costs incurred in connection with the original construction of the Building or the repair of any structural or latent defects in the Building, (g) the cost of any capital improvements or other capital items, (h) any costs or expenses for which Landlord is reimbursed by insurance or condemnation proceeds or by a third party (other than by tenants as part of Operating Costs), or would have been reimbursed if Landlord had (a) maintained the insurance coverage required hereunder and (b) used commercially reasonable efforts to collect such amounts, (i) costs in connection with leasing space in the Building, including marketing costs, brokerage commissions and legal expenses, (j) lease concessions, including rental abatements and construction allowances, granted to specific tenants, (k) costs incurred in connection with the sale, financing or refinancing of the Building, (I) fines, interest and penalties incurred due to the late payment of taxes or Operating Costs by Landlord, (m) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases, (n) any amount paid by Landlord for items and services for which Tenant or any other tenant in the Building is required to directly reimburse Landlord pursuant to the applicable lease (other than by payment of Operating Costs), including any electricity costs or charge for which any tenant (including Tenant) directly contracts with a public service company, (o) acquisition costs (not including those incurred in ordinary maintenance and repair) for sculpture, paintings, fountains or other objects of art, (p) costs arising from the negligence or willful misconduct of Landlord, its agents, employees, contractors or authorized representatives, (q) penalties, interest and fines incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due, (r) the cost to prepare space for occupancy by a new tenant, (s) repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance or would have received such proceeds had Landlord maintained the insurance coverage required under this Lease, (t) costs incurred by Landlord in connection with rooftop communications equipment of other tenants or occupants on the Building, (u) costs incurred in removing and storing the property of former tenants or occupants of the Building, (v) the cost of installing, operating and maintaining any observatory, broadcasting facilities, luncheon club, museum, athletic or recreational club, or child care facility, (w) legal or accounting fees, costs and disbursements for negotiating leases or enforcing the lease obligations of other tenants in the Building, (x) costs incurred in connection with any bankruptcy proceedings; and (y) consulting costs and expenses paid by Landlord unless they relate to the management or operation of the Building or Common Areas. Notwithstanding anything contained herein to the contrary, the reasonable annual amortization, with interest, of any capital improvements made after the Commencement Date which are intended to reduce Operating Costs or which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, shall be included in Operating Costs.

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4.          Prior to the Commencement Date, and within ninety (90) days after the end of each calendar year, or as soon thereafter as is practicable, Landlord shall give Tenant written notice of its estimate of amounts payable by Tenant under this Article for the first year and for the following years, as the case may be. On or before the first day of each month thereafter, Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the month after the month in which such notice is given, at which time Tenant shall also pay the increased amount for prior months during the year. If at any time it appears to Landlord that the actual amounts payable hereunder for the then current year will vary from its estimate by more than 5%, Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

5.          Within ninety (90) days after the end of each calendar year during the Term or as soon thereafter as practicable, Landlord shall deliver to Tenant a written statement (the “Annual Expense Statement”) setting forth the total amount of Operating Costs for such year and Tenant’s Proportionate Share thereof. If Tenant’s Proportionate Share of Operating Costs for such year exceeds the estimated Additional Rent paid by Tenant pursuant to this Article, Tenant shall pay the amount of such excess to Landlord, as Additional Rent, within thirty (30) days of the date of the Annual Expense Statement. If the Annual Expense Statement shows an amount due from Tenant that is less than the payments previously paid by Tenant, the amount of such overpayment by Tenant shall be credited by Landlord to the next accruing Base Rent or Additional Rent payable by Tenant.

6.          For any partial calendar year, Tenant shall pay only that proportion of the amount otherwise payable under this section which the number of days of the Term falling within such partial year bears to 365 days, based upon the actual amounts due for the partial year during which the Term of this Lease commences and the estimated amounts due pursuant to section VII.3, above, for the year of termination.

7.          If Landlord selects the accrual method of accounting rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses are accrued.

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VIII.         USE OF PREMISES

Tenant shall use the manufacturing space only for manufacturing purposes in connection with Tenant’s business and Tenant shall use the office space only for general office purposes in connection with Tenant’s business and the Leased Premises shall be used for no other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. The use of the Leased Premises shall be in full compliance with all laws, ordinances, rules and regulations of all public authorities having jurisdiction over the Leased Premises. Tenant expressly acknowledges that it shall be the sole responsibility of Tenant to secure all necessary and appropriate permits, licenses and approvals from all governmental authorities having jurisdiction for the use of the Leased Premises as set forth herein. No part of the Leased Premises shall be occupied or used for any purpose or in any manner so as to increase the insurance risk or prevent the obtaining of insurance or so that, in accordance with any requirements of law or any public authority, Landlord shall be obligated to make any addition or alteration to or in the Building of which the Leased Premises are a part. Tenant shall not perform any act or activity in connection with its use of the Leased Premises which shall be a nuisance or, in the opinion of Landlord reasonably exercised, adversely affect the use and enjoyment of any other occupant of the Building, including, but not limited to, the creation and/or emission of noxious fumes or odors or noise at unreasonably high sound levels, Provided, however, Landlord acknowledges that Tenant’s permitted use under this Lease does not violate any of the aforementioned restrictions set forth in this Section VIII.

2.          Tenant shall, at its own cost and expense, comply promptly and conform with all present and future laws, ordinances, rules, requirements and regulations of the federal, state, county and city governments and of any and all other governmental authorities or agencies affecting the Leased Premises, and Tenant shall, at its own cost and expense, make all additions, alterations or changes to the Leased Premises or any portion thereof as may be required by any governmental authority or agency.

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3.          During the entire term of this Lease, Tenant in the operation of its business on the Leased Premises shall comply with all applicable federal, state and local environmental laws and all amendments thereto and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous substances and other environmental matters as the same shall be in existence during the term hereof. All of the foregoing laws, regulations and requirements are hereinafter referred to as “Environmental Laws.” Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations (hereinafter collectively referred to as “Permits”) and make all applicable filing required of Tenant under the Environmental Laws required by Tenant to operate at the Leased Premises. The Permits and required filings shall he made available for inspection and copying by Landlord at Tenant’s .offices upon reasonable notice and during business hours. Tenant shall not cause or permit any flammable explosive, oil, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance which is or may become regulated under any applicable federal, state or local law (hereinafter collectively referred to as “Hazardous Substances”) to be brought upon, kept or used in or about the Leased Premises except for small quantities of such substances as is necessary in the ordinary course of Tenant’s business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials and in a manner which is safe and does not contaminate the Leased Premises, and Tenant shall give Landlord written notice of the identity of such substances. If any lender or governmental agency has evidence that Tenant has caused a release of a Hazardous Substance at the Leased Premises, and shall require testing to ascertain whether or not there has been any release of any Hazardous Substance due to an act or alleged act of Tenant, then the reasonable costs thereof (not to exceed $25,000) shall be reimbursed by Tenant to Landlord upon demand as additional rent if it is concluded that Tenant caused such release. Tenant shall, from time to time, at Landlord’s request, execute such other affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Leased Premises. Tenant hereby agrees to indemnify and hold Landlord harmless from any liability, claim or injury, including attorneys’ fees, and the cost of any required or necessary repair, cleanup, remediation or detoxification, arising out of (I) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Leased Premises or (ii) an actual or alleged violation of Environmental Laws in connection with the occupancy of the Leased Premises by Tenant or any occupant of the Leased Premises or the operation of Tenant’s business on the Leased Premises during the Lease term. The foregoing covenants and indemnifications shall survive the termination of this Lease.

4.          Landlord represents and warrants to Tenant as of the Effective Date that, to the knowledge of Landlord, there is no contamination of the Leased Premises by and Hazardous Substances that would require remediation under any applicable laws.

IX.          CONDITION OF PREMISES

Tenant acknowledges and confirms that it has inspected the Leased Premises, knows the condition thereof, and subject to the warranty terms, Landlord’s repair and maintenance obligations under this Lease, or as expressly set forth herein, is leasing and accepting the Leased Premises in its present “as is” condition except as otherwise set forth herein. Except as set forth on the Work Letter Agreement attached as Exhibit D, Landlord shall not be required to rework, remodel, improve or recondition the Leased Premises in any manner whatsoever for Tenant’s use and occupancy thereof. No warranties or representations are made or have been made by Landlord or its agents and representatives that are not expressly set forth herein.

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X.           REPAIRS AND MAINTENANCE

1.          During the term of this Lease, Landlord agrees to keep and maintain in good order and repair, and if applicable, replace, as necessary, the Common Area, and the roof, concrete sub-floors and exterior walls (exclusive of all glass facades, plate glass, doors, sign bands and interior walls) of the Building and the Leased Premises. Tenant shall, at at its own cost and expense, at all times during the Lease term make all necessary repairs and replacements to the Leased Premises and the equipment located therein or servicing the Leased Premises, including, but not limited to, doors, windows, plate glass, fixtures and heating, ventilating and air conditioning facilities of the Leased Premises and the electrical and plumbing facilities exclusively servicing the Leased Premises to the point of entry to a common line, and Tenant shall keep and maintain the same in good condition and repair so that at the expiration of the Lease term or any extension thereof, the Leased Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of the Lease term. Tenant shall, at its own cost and expense, at all times during the Lease term make all necessary repairs and replacements to the Leased Premises and the equipment located therein or exclusively servicing the Leased Premises, including, but not limited to, doors, windows, plate glass, fixtures and heating, ventilating and air conditioning facilities exclusively servicing the Leased Premises and the electrical and plumbing facilities exclusively servicing the Leased Premises to the point of entry to a common line, and Tenant shall keep and maintain the same in good condition and repair so that at the expiration of the Lease term or any extension thereof, the Leased Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of the Lease term subject to ordinary wear and tear and reasonable use. Tenant shall not defer any repairs or replacements to the Leased Premises by reason of anticipation of the expiration of the term hereof. Tenant shall also use all reasonable precautions to prevent waste, damage or injury to the Leased Premises. The surrender of the Leased Premises upon the expiration or earlier termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Leased Premises which Tenant was obligated to perform during the Lease term, which obligation shall survive the expiration or early termination of this Lease. Tenant’s maintenance obligations hereunder shall be subject to ordinary wear and tear and reasonable damage due to casualty and condemnation and Landlord’s repair, maintenance, and restoration obligations hereunder. Notwithstanding the foregoing, Tenant’s obligation to maintain the Leased Premises shall not extend to the exterior and structural portions of the Building.

2.          Tenant shall keep the Leased Premises in a clean and tenantable condition. Tenant shall not permit any garbage, rubbish, refuse or dirt of any kind to accumulate in or about the Leased Premises or the Building and shall cause the same to be promptly removed from the Building and deposited in Tenant’s dumpster. Tenant shall arrange for the commercial removal of all garbage, refuse and trash from the Tenant’s dumpster. Tenant agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash into such categories as provided by law. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph, and, at Tenant’s sole cost and expense, shall indemnify, defend, and hold Landlord harmless from and against any actions, claims, and suits arising from such noncompliance.

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XI.          TRADE FIXTURES

All trade fixtures installed by Tenant in connection with the business conducted by it on the Leased Premises may be removed during or at the expiration of this Lease. Notwithstanding the foregoing, all such trade fixtures shall be removed by Tenant on Landlord’s request upon the expiration or earlier termination of this Lease. Any damage caused by such removal shall be repaired by Tenant at Tenant’s sole cost and expense if so required by the then owner of the Leased Premises.

XII.         UTILITIES

Tenant shall be responsible for and promptly pay all charges for gas, electricity, water, sewer and telephone and all other separately metered utility services used or consumed in the Leased Premises. Tenant shall be responsible for and promptly pay Tenant’s Proportionate Share of all non-separately metered utility services. Tenant shall keep the Leased Premises sufficiently heated so as to prevent freezing and deterioration thereof and/or the equipment and facilities contained therein. In no event shall Landlord be liable for an interruption or failure in the supply of any utility to the Leased Premises.

XIII.         ALTERATIONS

1.          Except for Permitted Alterations, Tenant shall not make any alterations, additions or improvements to the Leased Premises without first procuring Landlord’s written consent and delivering to Landlord the plans and specifications therefor. Any alterations, additions or improvements by Tenant shall be made at Tenant’s own cost and expense and in a first class, workmanlike manner, employing new materials of good quality and in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens, and Tenant shall indemnify Landlord and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of such work. Notwithstanding anything herein to the contrary, Tenant may make interior nonstructural, cosmetic alterations to the Leased Premises up to the cost of $25,000 per project without Landlord’s consent (“Permitted Alterations”).

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2.          Nothing contained in this Article or in any part of this Lease shall be taken or construed to create any agency between Landlord and Tenant or to authorize the Tenant to do any act or thing or to make any contract so as to encumber in any manner the title of Landlord to the Leased Premises or to create any claim or lien upon the interest of Landlord in the Leased Premises, it being expressly agreed and covenanted that all of the cost and expense of Tenant for Tenant’s work as referred to in this Article shall be promptly paid by Tenant as required by the terms of its contracts or agreements with the general contractor and all subcontractors and materialmen. If any lien is at any time filed or recorded, Tenant shall immediately obtain the release and satisfaction of record of such lien.

XIV.         SIGNS

Tenant shall have the right to install and maintain its signs on the Building and on the monument sign in the same location and size as the present signs. Except for the foregoing, Tenant shall not place any sign, billboard, advertisement, shade, awning or any structure or device upon the Leased Premises or the Building without first obtaining the written consent of Landlord in each instance. No changes shall be made to the foregoing items without Landlord’s prior written consent. All signs, billboards, advertisements and other items shall conform to all applicable governmental and insurance requirements. Except as set forth herein, Tenant shall pay for all costs in connection with such items and shall be responsible for the proper installation, insuring, operating, maintenance and removal thereof and any damage caused to the Building thereby.

XV.          INSURANCE AND INDEMNITY

1.          During the entire term of this Lease, Tenant shall keep in full force and effect a policy of commercial general liability insurance with respect to the Leased Premises, Common Area and the business operated by Tenant in the Leased Premises and including contractual liability for the indemnification obligations of Tenant contained in this Lease in an amount of not less than Two Million Dollars ($2,000,000.00), or such greater amount as may be reasonably required by Landlord from time to time in accordance with prudent real estate management practices, Tenant shall also, during the entire term hereof, keep in full force and effect adequate plate glass insurance for the Leased Premises and Common Areas, or, at Tenant’s option, Tenant may self-insure with respect to plate glass. The policies shall name Landlord, any other parties in interest designated by Landlord, and Tenant as insured, shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor provided that such blanket policy contains an endorsement that names Landlord as an additional insured and references the Leased Premises. The insurance shall be with an insurance company approved by Landlord and a copy of the paid-up policy evidencing such insurance or a certificate of insurance certifying to the issuance of such policy shall be delivered to Landlord prior to commencement of the term of this Lease or Tenant’s occupancy, whichever is sooner, and such delivery shall also be made upon renewal of such policy not less than thirty (30) days prior to the expiration of such coverage. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.

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2.          Tenant agrees to carry, at its expense, insurance against fire, vandalism, malicious mischief, and such other perils as are from time to time included in a standard extended coverage endorsement, insuring the betterments and improvements made by it to the Leased Premises, and Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on or within the Leased Premises in an amount equal to the actual replacement value thereof.

3.          Tenant shall not use, occupy or do anything in or about the Leased Premises which will in any way prevent the obtaining of insurance or tend to increase the insurance rates on the Leased Premises and/or the Building without Landlord’s prior written approval. Notwithstanding anything to the contrary in this Lease, if anything done, omitted to be done, or suffered to be done by Tenant, or anything kept in, upon or about the Leased Premises by Tenant shall cause the rate of fire insurance or other insurance on any portion of the Building to be increased (as determined by the insurance underwriter whose decision shall be binding on the parties), Landlord shall notify Tenant of such increase upon Landlord’s receipt of notice thereof, and Tenant shall pay the amount of such increase promptly to the party hearing such increase. If Tenant installs any electrical equipment that overloads the lines in the Leased Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction.

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4.          Tenant and Landlord hereby indemnify each other and agree to save each other harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of the gross neligence or willful misconduct of each other at the Leased Premises

5.          Landlord and Tenant and all parties claiming under them hereby mutually release and discharge each other from all liability, whether for negligence or otherwise, in connection with loss covered by any insurance policies which the releasor carries with respect to the Leased Premises or the Building, or any interest or property therein or thereon (whether or not such insurance is required to be carried under this Lease), but only to the extent that such loss is collected under said insurance policies. Such release is also conditioned upon the inclusion in the policy or policies of a provision whereby any such release shall not adversely affect said policies or prejudice any right of the releasor to recover thereunder. Each party agrees that its insurance policies will include such a provision. In the event of a loss sustained by Tenant which would have been covered by the insurance required to be maintained by Tenant hereunder, but for Tenant’s failure to do so, Tenant shall be deemed to be fully insured with respect to the same and to have recovered the entire amount of its loss.

6.          Landlord agrees, during the term hereof, to carry insurance with respect to the Building against fire and such other perils as are from time to time insured under the “Special” Form Causes of Loss, or equivalent in an amount equal to the full replacement value of the improvements (excluding land, building foundations and other uninsurable components), including coverage to protect against loss of at least twelve (12) months worth of rent, taxes and building expenses of Landlord. From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of such insurance costs. Such Additional Rent shall be paid in advance in monthly installments on the first day of each calendar month during the term in an amount estimated by Landlord from time to time to provide funds sufficient to pay Tenant’s annual obligation for such insurance costs. Within ninety (90) days after the end of each twelve (12) month period during the term, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s Proportionate Share of such insurance costs for such period. Within fifteen (15) days thereafter, Tenant shall pay to Landlord or Landlord shall credit against the obligations of Tenant, as the case may be, the difference between the estimated payments made by Tenant during the prior period and Tenant’s correct Proportionate Share of the actual costs for such period, as shown on such statement. From time to time hereafter, Landlord shall notify Tenant in writing of the amount of Tenant’s monthly installments due hereunder and adjustments thereto, and Tenant shall make its installment payments accordingly without notice or demand. Landlord’s and Tenant’s obligations with respect to this Paragraph shall survive the termination of this Lease.

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XVI.         DESTRUCTION OF LEASED PREMISES

In the event the Leased Premises shall be partially or totally destroyed by fire or other insured casualty as to become partially or totally untenantable, the damage to the Leased Premises shall be promptly repaired by Landlord and rent shall be abated proportionately during the period of restoration, unless Landlord shall elect not to rebuild as hereinafter provided. In the event (i) that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which the casualty occurs or (ii) Landlord’s reasonable, good-faith estimate of the time in which it will take to complete such repairs and rebuilding exceeds one hundred eighty (180) days, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations hereunder shall cease and terminate. In no event shall Landlord be required to repair or replace Tenant’s betterments and improvements or trade fixtures, furnishings or equipment. If, however, Landlord decides not to repair or restore the Leased Premises or the Building, as the case may be, then Landlord or Tenant may elect to terminate this Lease by giving written notice to the other party of its election to so terminate, such notice to be given within ninety (90) days after the occurrence of such damage or destruction. If Landlord is required or elects to repair or rebuild the Leased Premises as herein provided, Landlord shall initiate the work with reasonable dispatch and diligently proceed to complete the same, and Tenant shall repair or replace its trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to its damage or destruction.

XVII.         EMINENT DOMAIN

1.          If all of the Leased Premises shall be taken by any public authority under its power of eminent domain or if all or substantially all of the Leased Premises shall be sold to any public authority under threat of the exercise of such power, this Lease shall terminate as of the date possession shall be taken by the acquiring authority and the rental and other charges payable shall be apportioned accordingly. If a portion of the Building shall be taken or sold as provided above, then Landlord shall have the right to terminate this Lease as of the date possession shall be taken by the acquiring authority, at any time within thirty (30) days after such taking or sale, and the rental and other charges payable hereunder shall be apportioned accordingly. If a portion of the Leased Premises are taken and said taking results in making the Leased Premises unsuitable for the use set forth in Article VI hereof; then Tenant, at its option, may terminate and cancel this Lease as of the date possession shall be taken by the acquiring authority, and the rent and other charges payable hereunder shall be apportioned accordingly. In the event of any such taking, Landlord, at its expense and promptly after the receipt of the condemnation award or compensation from the acquiring authority, shall, unless this Lease has been terminated, diligently rebuild or restore the remainder of the Leased Premises or the Building, as the ease may be, to a complete architectural unit in condition substantially similar to the condition in which they existed at the time of such taking or sale; provided, however, Landlord’s obligation shall be limited to the rebuilding or restoration of such basic structures and facilities as Landlord furnished upon the commencement of the term hereof and in no event shall Landlord be obligated to expend for such repairs an amount in excess of the condemnation proceeds available to Landlord for such rebuilding.

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2.          All damages awarded for a taking under the power of eminent domain of any part of the Building shall belong to and be the sole property of Landlord and Tenant shall have no claim for loss of its leasehold estate or the value of the unexpired term hereof; provided, however, that if Landlord’s award is not affected thereby, Tenant shall be entitled to any separate award made for interruption of business and the relocation of Tenant’s equipment, trade fixtures and other property.

XVIII.         ASSIGNMENT AND SUBLETTING

1.          Except for Permitted Transfers, Tenant shall not assign or in any manner transfer this Lease or any estate or interest therein without the prior written consent of Landlord, nor sublet said premises or any part or parts thereof or permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant without like consent. Consent by Landlord to one or more assignment of this Lease or to one or more subletting of said Leased Premises shall not operate to exhaust Landlord’s rights under this Article. In the event that Tenant, with or without the previous consent of Landlord, does assign or in any manner transfer this Lease or any estate or interest therein, Tenant shall in no way be released from any of its obligations under this Lease. The following shall be deemed to be an assignment of this Lease within the meaning of this Article: (a) the sale, issuance, or transfer of any voting capital stock or membership interests of Tenant or of Tenant’s permitted assigns and subtenants (if Tenant or such assigns or subtenants be a non-public corporation or limited liability company), which results in a change in the voting control of Tenant or such assigns or subtenants; (b) the sale, issuance, or transfer of any partnership interest in Tenant or in Tenant’s permitted assigns and subtenants (if Tenant or such assigns or subtenants be a partnership); and (c) the death or incapacity of Tenant or of Tenant’s permitted assigns and subtenants if Tenant or such assigns or subtenants be a natural person).

2.          In the event that Tenant requests Landlord’s approval to any assignment, subletting or other transfer of Tenant’s interest in this Lease, then Tenant shall reimburse Landlord, as additional rent, for any costs and expenses including attorney fees and expenses incurred by Landlord in connection with any such proposed assignment, sublease or other transfer and the drafting and preparation of appropriate documentation effectuating the assignment, subletting or other transfer in question.

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3.          Provided, however, and notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to assign this Lease or sublease all or part of the Leased Premises without the consent of Landlord, (i) to a corporation or other entity into which Tenant may merge, which Tenant may acquire, or which Tenant may consolidate with, (ii) to any parent, affiliate or subsidiary of Tenant, or (iii) to a purchaser of substantially all of Tenant’s assets or a controlling interest in the outstanding voting stock or ownership interests of Tenant) (each, a “Permitted Transfer”).

XIX.         ESTOPPEL CERTIFICATE AND SUBORDINATION

1.          Tenant and Landlord agree, within fifteen (15) business days after request therefor by the other party, to execute, in recordable form and deliver to the other party a statement, in writing, certifying (if such be the case)

(a) that this Lease is in full force and effect, (b) the date of commencement of the term of this Lease, (c) that rent is paid currently without any off-set or defense thereto, (d) the amount of rent, if any, paid in advance, (e) that there are no uncured defaults by the other party or, if such defaults are claimed, stating the facts giving rise thereto, and (f) other similar matters as may be reasonably requested by the other party, or its mortgagees or prospective mortgagees. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party signing.

2.          Tenant agrees that this Lease shall, at the request of the Landlord, be subordinate to any mortgages or deeds of trust that may hereafter be placed upon said premises by Landlord and to any and all advances to be made thereunder and to the interest thereon and all modifications, renewals, replacements and extensions thereof, provided that the mortgagee or trustee named in said mortgages or trust deeds shall agree to recognize the rights of Tenant under this Lease in the event of foreclosure if Tenant is not in default. Tenant shall execute and deliver on request such further instruments with respect to subordination as Landlord or its mortgagees may require.

3.          Any subordination of this Lease to a ground lease, master lease, or deed of trust is conditioned upon the party to such document agreeing not to disturb Tenant so long as Tenant is not in default beyond all applicable notice and cure periods.

4.          Failure of the Tenant to execute any of the above instruments, within twenty (20) days upon written request so to do by Landlord, shall constitute a breach of this Lease and the Landlord may, at its option, cancel this Lease and terminate the Tenant’s interest therein after providing Tenant with written notice and one (1) five (5) day cure period, in addition to any other rights and remedies Landlord may have.

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XX.          TENANT’S PROPERTY

1.          Tenant shall be responsible for and shall pay before delinquency all municipal, county, state and federal taxes assessed during the term of this Lease against any leasehold interest or upon and any fixtures, equipment and other terms of personal property of any kind, owned by or placed in, upon or about the Leased Premises by Tenant.

2.          Except as caused by Landlord’s or its agents’ gross negligence or willful misconduct, Landlord shall not be responsible or liable to Tenant for any loss or damage resulting to Tenant’s property within the Leased Premises from any cause whatsoever including but not limited to any damage resulting from the Building or the Leased Premises, or any part thereof, or any equipment thereof becoming out of repair; flooding; damage caused by sprinkling devices, air-conditioning apparatus, snow, frost, water leakage, excessive heat or cold, falling plaster or drywall, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures. All property in or about the Building or in the Leased Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof except if caused by Landlord’s gross negligence or willful misconduct. Landlord shall not be responsible or liable to Tenant for any personal injury resulting to Tenant or its employees, invitees, licensees or property within or about the Leased Premises from any cause whatsoever, except to the extent the same results from the negligent or intentional acts or omissions of Landlord, its agents or employees.

3.          Tenant shall give immediate notice to Landlord in case of fire or accidents in the Leased Premises or in the Building of which the Leased Premises are a part or of defects therein or in any fixtures in the Leased Premises.

XXI.         NOTICES

All notices and demands by either party to the other shall be given in writing and delivered personally, sent by e-mail to the below e-mail address, or sent by United States certified mail, postage prepaid, and addressed:

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To Landlord:	13901 Leasing Company, LLP
c/o James P. Siepmann
Siepmann Realty Corporation
W240 N1221 Pewaukee Road
Waukesha, WI 53188
Email:

To Tenant:	EnSync, Inc.
N88 W13901 Main Street
Menomonee Falls, Wisconsin
Attn: Brad Hansen
Email:

Either party may, upon prior notice to the other, specify a different address for the giving of notice.

XXII.         ACCESS

Landlord or Landlord’s agent shall have the right to enter the Leased Premises at all reasonable times upon advanced notice to Tenant, and without notice in ease of an emergency to examine the same, and to show them to prospective purchasers or mortgagees of the Building, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall not abate while said repairs, alterations, improvements or additions are being made. During the six (6) months prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Leased Premises to prospective tenants upon advanced notice to Tenant and place upon the premises the usual notices “To Let” or “For Rent”, which notices Tenant shall permit to remain thereon without molestation. Notwithstanding anything herein to the contrary, during any entry into the Leased Premises by Landlord under this Lease, Landlord shall use good faith and reasonable efforts not to interfere with Tenant’s business operations in the Leased Premises, and Landlord and/or its representatives shall be accompanied by Tenant or a Tenant representative at all times, provided such person is readily available.

XXIII.         DEFAULTS OF TENANT

1.          If (a) Tenant shall fail to pay the rental due hereunder within five (5) days after written notice of default has been given to Tenant, or (b) Tenant shall fail to perform any of the other terms, conditions or covenants of this Lease to be performed or observed by Tenant for more than thirty (30) days after notice of such default has been given to Tenant, or (c) Tenant or any guarantor of this Lease shall be adjudged bankrupt or insolvent or shall make an assignment for the benefit of creditors, or (d) a receiver or trustee of Tenant’s property or that of any guarantor of this Lease shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (e) an execution or attachment is levied against Tenant’s property, or that of any guarantor of this Lease, or (0 this Lease shall by operation of law devolve upon or pass to any person or persons other than Tenant without Landlord’s prior written consent, then in any such case, Landlord, may, upon notice to Tenant, recover possession of and re-enter the Leased Premises without affecting Tenant’s liability for past rent and other charges due or future rent and other charges to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney’s fees actually incurred by Landlord in enforcing the terms and provisions hereof and in re-entering and recovering possession of the Leased Premises and for the cost of repairs, alterations and brokerage and attorney’s fees connected with the reletting of the Leased Premises. Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant’s obligation for rent and other charges due and owing through the date of termination), so that Landlord may relet the Leased Premises without any right on the part of the Tenant to credit or payment resulting from any such reletting. In case of a default under this Lease, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination of remedies and recover such other damages for breach of tenancy and/or contract as are available at law or otherwise. Notwithstanding anything herein to the contrary, Landlord agrees to use reasonable efforts to mitigate its damages.

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2.          The rights and remedies of Landlord under this Lease shall be cumulative and the exercise of any of them shall not be exclusive of any other right or remedy provided by this Lease or allowed by law, and the waiver by Landlord of any breach of any covenants of this Lease shall be limited to the particular instance and shall not operate or be deemed to waive any future breach of the same or any other covenant or any other occasion, nor operate as a waiver of Landlord’s right to enforce the payment of subsequent installments of rental or any of Landlord’s rights under this Lease by such remedies as may be appropriate. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

3.          No extension of time, forbearance, neglect or waiver on the part of Landlord with respect to any one or more of the covenants, terms or conditions of this Lease, shall be construed as a waiver of any of the other covenants, terms or conditions of this Lease, or as an estoppel against Landlord, nor shall any extension of time, forbearance or waiver on the part of Landlord in any one or more instances or particulars be construed to be a waiver or estoppel with respect to any other instance or particular covered by this Lease. After the service of a notice or the commencement of a suit or after final judgment for possession of the premises, Landlord may receive and collect any rent due and apply the same as and for use and occupancy and the payment and receipt therefor shall not waive or affect any such notice, suit or judgment.

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4.          In the event Tenant is in default hereunder beyond all applicable notice and cure periods, Landlord shall have the right at any time, after ten (10) days notice to Tenant (or without notice in ease of emergency or in case any fine, penalty, interest or cost may otherwise be imposed or incurred) to make any payment or perform any act required of Tenant under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable attorney fees. Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of the Tenant, and this exercise of the right to so do shall not constitute a release of any obligation or a waiver of any default. All payments made and all costs and expenses incurred in connection with any exercise of such right, together with interest at the Default Interest Rate (as hereinafter defined) froth the respective dates of the making of such payments or the incurring of such costs and expenses shall be reimbursed to Landlord by Tenant within five (5) days after notice from Landlord to Tenant of the amount of such payment. In the event of non-payment thereof, Landlord shall have the rights and remedies it would have hereunder or by law in the case of non-payment of rent.

XXIV.         SURRENDER

On the last day of the term demised or on the sooner termination thereof, Tenant shall peaceably and quietly surrender the Leased Premises broom clean and in good order, condition and repair consistent with Tenant’s duty to make repairs as herein provided subject to ordinary wear and tear and reasonable use of the Leased Premises. All alterations, additions, improvements and fixtures (other than trade fixtures, signs and carpeting installed at Tenant’s expense, all of which may be removed by Tenant) which may be made or installed by either Landlord or Tenant upon the Leased Premises, and all hard surface bonded or adhesively affixed flooring shall be the property of Landlord and shall remain upon and be surrendered with the Leased Premises as a part thereof without disturbance, molestation or injury at the termination of the term of this Lease, whether by the lapse of time or otherwise, all without compensation or credit to Tenant; provided, however, if prior to said termination, or within fifteen (15) days thereafter, Landlord so directs by written notice to Tenant, Tenant shall remove the additions, improvements, fixtures and installations which were placed in the Leased Premises by Tenant and which are designated in said notice. If Tenant is in default thereof, Landlord may effect said removals and Tenant will pay to Landlord, on demand, the cost thereof, with interest at the Default Interest Rate from the date of payment by Landlord of the costs of such removal by Landlord. On or before such date, Tenant shall also remove all its other personal property from the Leased Premises and property not so removed shall be deemed abandoned by Tenant, subject to Landlord’s right to cause Tenant to remove the same pursuant to the preceding sentence. If the Leased Premises be not surrendered at the end of the term, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the premises, including, without limitation, any claim made by any succeeding tenant founded on such delay. Tenant shall also surrender all keys for the Leased Premises and shalt inform Landlord of combinations on any locks, safes and vaults, if any, on the Leased Premises.

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XXV.         QUIET ENJOYMENT

If and so long as Tenant pays the rent reserved by this Lease and performs and observes all of the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises, without hindrance, disturbance or molestation from Landlord, subject, however, to the terms of this Lease.

XXVI.         HOLDING OVER

In the event Tenant remains in possession of the Leased Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. For any period that Tenant shall remain in possession of the Leased Premises without Landlord’s consent, Tenant shall pay a use and occupancy charge equal one and one half (1 1/2) times the Base Rent in effect immediately prior thereto, computed on a daily basis, in addition to all of the other charges and assessments provided for hereunder for utility charges, operating costs, real estate taxes and other items.

XXVII.         SECURITY DEPOSIT

As security for the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant has paid to Landlord a Security Deposit in the amount of Eighty Three Thousand Seventy and No/100 dollars ($83,070.00). If Tenant shall default with respect to any covenant or condition of this Lease, including, but not limited to, the payment of Base Rent or Additional Rent, Landlord may apply all or part of the Security Deposit to the payment of any sum in default, or any other sum which Landlord may be required to spend or incur by reason of Tenant’s default, or any other sum which Landlord may in its reasonable discretion deem necessary to spend or incur on Tenant’s behalf or by reason of Tenant’s default. (Nothing in this Lease shall be construed to create or imply an obligation on the part of Landlord to pay or incur any amount on Tenant’s behalf or by reason of Tenant’s default.) In such event, Tenant shall upon demand deposit with Landlord the amount so applied. If Landlord serves notice of default to Tenant pursuant to Article XXI, Landlord may, as a condition of the cure of such default, require Tenant to pay, in addition to all other amounts payable to cure such default, an additional amount (to be added to the Security Deposit set forth above) equal to the greater of one month’s Base Rent or the amount of the Security Deposit set forth above. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, but not otherwise, the amount of the Security Deposit then held by Landlord shall be repaid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. In the event of Tenant’s default, Landlord’s right to retain the Security Deposit shall be deemed to be in addition to any and all other rights and remedies at law or in equity available to Landlord for Tenant’s default under this Lease.

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XXVIII.         MISCELLANEOUS

1.          This Lease and the exhibits, if any, attached hereto and forming a part hereof, set forth all covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

2.          Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

3.          The captions and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

4.          As used herein, “floor area” means with respect to the Leased Premises and with respect to each building space area separately leased, the number of square feet measured from the exterior faces of exterior walls, corridors and service areas and the center line of party walls. No deduction or exclusion from floor area shall be made by reason of columns or any other interior construction or equipment.

5.          Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at a rate (the “Default Interest Rate”) equal to the greater of (i) four percent (4%) per annum in excess of the then announced prime rate of interest charged by the BMO Harris Bank or its successor, or (ii) twelve percent (12%) per annum (but in no event shall such rate of interest exceed the maximum rate of interest then permitted by law, if any) from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

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6.          The covenant to pay rent is hereby declared to be an independent covenant on the part of Tenant to be kept and performed, and no offset thereto shall be permitted or allowed.

7.          In case of an emergency, if Tenant shall not be present to permit entry, Landlord or its representatives may enter the same forcibly without rendering Landlord or its representatives liable therefor or affecting Tenant’s obligations under this Lease so long as Landlord uses reasonable efforts to not interfere with Tenant’s business operations in the Leased Premises.

8.          No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent when due, nor shall any endorsement or statement on any check or any letter accompanying any cheek or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such cheek or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedying this Lease provided.

9.          This Lease shall be governed by, and construed in accordance with, the laws of the State of Wisconsin. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the Lease shall be valid and enforceable to the fullest extent permitted by law.

10.         Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building of which the Leased Premises form a part, or in the event of any proceedings brought for the foreclosure thereof, attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

11.         In the event of any sale or other transfer of the Building or this Lease, or a lease of the entire Building, the named Landlord shall be entirely relieved of all obligations hereunder from and after the date of the transfer; provided, however, that the transferee shall assume the same.

12.         In the event Landlord desires to obtain mortgage financing and Landlord’s mortgagee or mortgagees request modifications or amendments to this Lease, then Tenant agrees to execute such reasonable modifications or amendments as required. Notwithstanding the foregoing, Tenant shall not be required to execute any modifications or amendments hereto which shall modify the provisions of this Lease relating to the amount of rent or other charges reserved, the size and location of the Leased Premises, the use of the Leased Premises, the duration of the term of this Lease or which otherwise materially adversely affect Tenant’s rights and obligations hereunder. Tenant further agrees to reasonably cooperate with Landlord’s efforts in obtaining mortgage financing.

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13.         If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title, and interest of Landlord in the Building and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Building, and Landlord shall not be liable for any deficiency.

14.         Tenant and Landlord represent and warrant that the execution and delivery of this Lease has been duly authorized and the representatives of Tenant and Landlord who are executing and attesting to this Lease have full power, authority and right to do so, and the execution of this Lease by such persons is sufficient and legally binding on Tenant and Landlord without the joinder or approval of any other party.

15.         Except as expressly otherwise provided, all of the terms covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, personal representatives, successors in interest and assigns of the parties hereto.

16.         Notwithstanding anything in this Lease to the contrary, neither party shall be liable for consequential, incidental, special, punitive or similar damages arising hereunder or pursuant to the terms hereof, including, but not limited to, loss of business, lost profits, loss of use and similar damages.

17.         During the Term, Tenant shall have, without charge, the exclusive right to use not less than fifty (50) parking spaces in the Building’s parking area.

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18.         Landlord warrants and represents to Tenant that Landlord has not engaged or contracted with any person, firm or entity to serve or act as a broker, agent or finder, other than The Dickman Company, Inc. (“Landlord’s Broker”) (if any), for the purpose of leasing the Leased Premises or in regard to this Lease. Tenant warrants and represents to Landlord that Tenant has not engaged, contracted with or dealt with any person, firm or entity other than The Dickman Company, Inc. (“Tenant’s Broker”; together with Landlord’s Broker, collectively, the “Broker”) (if any) to serve or act as a broker, agent or finder for the purpose of leasing the Leased Premises or in regard to this Lease. Landlord agrees to be solely responsible for the payment of any commission to Broker (if any) relating to this Lease pursuant to a separate agreement between Landlord and Broker (if any), Tenant shall and does hereby indemnify and hold harmless Landlord from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with this Lease and asserted by any party arising out of any act or agreement by Tenant, excluding the commission payable by Landlord to Broker (if any) as described above. Landlord shall and does hereby indemnify and hold harmless Tenant from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with this Lease and asserted by any party arising out of any act or agreement by Landlord (including the commission payable by Landlord to Broker, if any, as described above).

19.         In the event the property located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin fails to sell by December 1, 2017, Tenant may terminate this Lease upon written notice to Landlord at any time on or prior to the Commencement Date, and thereafter Landlord and Tenant shall have no further rights or obligations hereunder.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date first written above.

LANDLORD	TENANT:
13901 Leasing Company, LLP	EnSync, Inc.

By: /s/ James P. Siepmann	By: /s/ Brad Hansen
James P. Siepmann, General Partner	Brad Hansen, President